 North America Structured Investments  4yrNC2yr SPX/RTY Auto Callable Yield Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:  JPMorgan Chase Financial Company LLC  Hypothetical Payments at Maturity**  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Indices: S&P 500 Index and Russell 2000 Index  Pricing Date: April 30, 2018  Final Review Date: April 26, 2022  Maturity Date: April 29, 2022  Lesser Performing Underlying Return  60.00%  40.00%  Payment At Maturity (assuming 5.50% per annum Interest Rate)  $1,004.5833  $1,004.5833  Review Dates: Quarterly  Interest Payment Dates: Monthly  Interest Rate: 5.50%-7.50%* per annum, paid monthly at a rate of between 0.45833% and 0.0625%  Trigger Value: With respect to each Index, an amount that represents 65.00% of its Initial Value.  CUSIP: 48129MJU1  Preliminary Pricing  20.00% $1,004.5833  5.00% $1,004.5833  0.00% $1,004.5833  Supplement:  https://sp.jpmorgan.com/spweb/document/cusip/48129MJU1/doctype/Product_Termsheet/document.pdf  -5.00%  $1,004.5833  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value, the notes will  -20.00% $1,004.5833  -30.00% $1,004.5833  be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a)  $1,000 plus (b) the Interest Payment for the  -35.00% $1,004.5833  Interest Payment Date occurring on the applicable Call Settlement Date, payable on that Call Settlement Date. No further payments will be  made on the notes.  -35.01%  $654.4833  Payment at Maturity  If the notes have not been automatically called and the Final Value of each Index is greater than or equal to its Trigger Value, you will receive acash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the Interest Payment applicable to the MaturityDate.  If the notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, your payment at maturity per$1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, you will lose more than 35.00%of your principal amount at maturity and could lose all of your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  -60.00% $404.5833  -100.00% $4.5833  Interest Payments  *You will receive on the applicable Interest Payment Date for each$1,000 principal amount note an Interest Payment equal to between  $4.5833 and $6.25 (equivalent to an interest rate of between 5.50% and  7.50% per annum, payable at a rate of between 0.45833% and 0.625%per month).  **The hypothetical payment at maturity on the notes shown above applyonly if you hold the notes for their entire term or until automatically  called. These hypotheticals do not reflect fees or expenses that wouldbe associated with any sale in the secondary market. If these fees andexpenses were included, the hypothetical payment at maturity shownabove would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  4yrNC2yr SPX/RTY Auto Callable Yield Notes  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes inthe market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorganChase & Co.  • The appreciation potential of the notes is limited to the sum of the Interest Payments paid over the term of the notes.  • You are exposed to the risks of the decline in the level of each Index.  • Your payment at maturity will be determined by the Lesser Performing Index.  • The benefit provided by the Trigger Value may terminate on the final Review Date.  • The automatic call feature may force a potential early exit.  • No dividend payments or voting rights.  • J.P. Morgan Chase & Co, is currently one of the companies that make up the S&P 500® Index.  • The notes are subject to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and  has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC (and who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be  willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of yourprincipal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable productsupplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminarypricing supplement for additional information  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before youinvest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC formore complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site atwww.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectussupplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com